Exhibit 10.2
AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT
     This AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT (this “Amendment”), dated as of October 21, 2011, is made by and between Navios Maritime Partners L.P., a Marshall Islands limited partnership (“NMLP”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”, and together with NMLP, the “Parties”) and amends the Management Agreement (the “Management Agreement”) entered into among the Parties on November 16, 2007 and the Amendment to the Management Agreement entered into among the Parties on October 27, 2009 (together, with the Management Agreement, the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.
W I T N E S S E T H:
     WHEREAS, the Parties desire to amend the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. Paragraph 4 of the Recitals of the Agreement shall be amended and restated as follows:
     “NOW THEREFORE, the parties agree that, in consideration for NSM providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, NMLP shall (i) from November 17, 2011 until December 31, 2013, pay to NSM the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs and (ii) from January 1, 2014 until December 31, 2017, reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule “B” to this Agreement (the “Costs and Expenses”).”
2. Section 6 shall be amended and restated as follows:
     “Service Fee/Reimbursement of Costs and Expenses. In consideration for NSM providing the Services, (i) from November 17, 2011 until December 31, 2013, NMLP shall pay NSM the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable, and (ii) from January 1, 2014 until December 31, 2017, NMLP shall reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule “B”.”
3. Section 9 shall be amended and restated as follows:
“Term And Termination. With respect to each of the Vessels, this Agreement shall commence on the date hereof and shall continue until December 31, 2017, unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:
(a)	in the case of NMLP, there is a Change of Control of NSM;

(b)	in the case of NSM, there is a Change of Control of NGP or NMLP;

(c)	the other party breaches a material provision of this Agreement;

(d)	a receiver is appointed for all or substantially all of the property of the other party;

(e)	an order is made to wind-up the other party;

(f)	a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g)	the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.
At any time following the first anniversary of this Agreement, this Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days notice for any reason other than any of the reasons set forth in the immediately preceding paragraph.
     This Agreement shall be deemed to be terminated with respect to a particular Vessel in the case of the sale of such Vessel or if such Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. Notwithstanding such deemed termination, any Fees outstanding at the time of the sale or loss shall be paid in accordance with the provisions of this Agreement.
For the purpose of this clause:
(i)	the date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which NMLP ceases to be the legal owner of the Vessel;

(ii)	a Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or the Vessel’s owners issue a notice of abandonment to the underwriters.
     The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.”
4. Schedule “B” shall be amended and restated in its entirety as follows:
“FEES AND COSTS AND EXPENSES
          In consideration for the provision of the Services listed in Schedule “A” by NSM to NMLP, NMLP shall, from November 17, 2011 until December 31, 2013, pay NSM a fixed daily fee of US$4,550 per owned Panamax Vessel, US$4,650 per Ultra-Handymax Vessel, and US$5,650 per owned Capesize Vessel, payable on the last day of each month.
          From January 1, 2014 until December 31, 2017, within thirty (30) days after the end of each month, NSM shall submit to NMLP for payment an invoice for reimbursement of the Costs and Expenses in connection with the provision of the Services listed in Schedule “A” by NSM to NMLP for such month. Costs and Expenses shall be determined in a manner consistent with how the fixed daily fee payable during the period from November 17, 2011 until December 31, 2013 was calculated and each statement will contain such supporting detail as may be reasonably required to validate such amounts due. NMLP shall make payment within fifteen (15) days of the date of each invoice. All invoices for Services are payable in U.S. dollars.”
     5. Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.
     6. Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.
     7. Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.
[Remainder of page intentionally left blank. Signature page to follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
By: Efstratios Desypris
Title: Chief Financial Officer

NAVIOS SHIPMANAGEMENT INC.

/s/ George Achniotis
By: George Achniotis
Title: President/Director
[Signature Page — Amendment No. 2 to Management Agreement]